Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-135613 on Form S-8 of our report dated February 25, 2008, relating to the consolidated financial statements of Kaiser Aluminum Corporation, which report expresses an unqualified opinion and includes an explanatory paragraph regarding Kaiser Aluminum Corporation emerging from bankruptcy on July 6,2006, and the effectiveness of Kaiser Aluminum Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kaiser Aluminum Corporation for the year ended December 31, 2007.
Costa Mesa, California
February, 25, 2008